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                                                                    Exhibit 10.1



Seller:           Seagate Technology LLC
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Buyer:            DRB #10, LLC
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Purchase Price:   $7,150.00
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Agreement Date:   August 15, 2001
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Earnest Money:    $100,000
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                               PURCHASE AGREEMENT

         THIS AGREEMENT, is made as of the Agreement Date between Seller and Buyer and, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell the Property (as hereinafter defined) and Buyer agrees to purchase the Property, upon the following terms and conditions:

         1. Property. The "Property" consists of approximately 27 acres of land located at the intersection of Lyndale Avenue and 107th Street, Bloomington, Hennepin County, Minnesota, as well as the building located thereon and the fixtures, tangible personal property, and equipment located in such building (or on such land) as of the Agreement Date; provided, however, that the Property shall not include the "Non-Purchased Excluded Assets" described on Exhibit A of Attachment 1 hereto; and, further provided, however, that the Property shall specifically include the items described on Exhibit B to Attachment 1 hereto.

         2. No Warranties. The entire agreement between the Seller and Buyer with respect to the Property and the sale thereof is expressly set forth in this Agreement. The parties are not bound by any agreements, understandings, provisions, conditions, representations or warranties (whether written or oral and whether made by Seller or any agent, employee or principal of Seller or any other party) other than as are expressly set forth and stipulated in this Agreement. Without in any manner limiting the generality of the foregoing, Buyer acknowledges that it and its representatives have or before closing will have fully inspected the Property or will be provided with an adequate opportunity to do so, are or will be fully familiar with the financial and physical (including without limitation environmental) condition thereof, and that the Property has been purchased by Buyer in an "AS IS" and "WHERE IS" condition and with all existing defects as a result of such inspections and investigations and not in reliance on any agreement, understanding, condition, warranty (including, without limitation warranties of habitability, merchantability or fitness for a particular purpose) or representation made by Seller or any agent, employee or principal of Seller or any other party (except as expressly elsewhere provided in this Agreement) as to the financial or physical (including, without limitation environmental) condition of the Property or the soils, geology and groundwater of the Property or areas surrounding the Property, as to any matter, including without limitation as to any permitted use thereof, the zoning classification thereof, the existence, quality, nature, adequacy and physical condition of utilities servicing the Property, or compliance thereof with federal, state or local laws, as to the income or expense in connection therewith, or as to any other matter
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in connection therewith. Buyer acknowledges that neither Seller, or any agent or employee of Seller nor any other party acting on behalf of Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty either expressed or implied. This Section 2 shall survive closing, and shall be deemed incorporated by reference and made a part of all documents delivered by Seller to Buyer in connection with the sale of the Property.

                  a. Condition of Delivery. Seller has no obligation to deliver the Property in a "broom clean" condition if it is currently not in broom clean condition, and at closing Seller may leave in the subject property all items of personal property and equipment, partitions and debris as are now presently therein, except as otherwise provided with respect to the Non-Purchased Excluded Assets and as provided in Sections 18 and 19 hereof.

                  b. Seller Repairs. Between the Agreement Date and the closing, Seller shall perform all customary repairs to the Property as Seller has customarily previously performed to maintain them in the same condition as they are as of the Agreement Date, as said condition shall be changed by wear and tear, damage by fire or other casualty, or vandalism. Notwithstanding the foregoing, Seller shall have no obligation to make any structural or extraordinary repairs or capital improvements.

                  c. Release. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby releases Seller and (as the case may be) Seller's officers, directors, shareholders, trustees, partners, employees, managers and agents from any and all claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including attorney's fees whether the suit is instituted or not) whether known or unknown, liquidated or contingent (hereinafter collectively called the "Claims") arising from or relating to: (i) any defects, errors or omissions in the design or construction of the improvements which are part of the Property, whether the same are the result of negligence or otherwise; or (ii) any other conditions, including environmental and other physical conditions, affecting the Property whether the same are a result of negligence or otherwise. The release set forth in this section specifically includes, without limitation, any claims under any environmental laws of the United States (including, without limitation, claims for contribution under Section 113 of the Comprehensive Environmental Response, Compensation and Liability act [42 U.S.C.A. 9613]), the State of Minnesota or any political subdivision thereof or under the Americans with Disabilities Act of 1990, as any of those laws may be amended from time to time and any regulations, orders, rules of procedure or guidelines promulgated in connection with such laws, regardless of whether they are in existence on the Agreement Date. Buyer acknowledges that Buyer has been represented by independent legal counsel of Buyer's selection and Buyer is granting this release of its own volition and after consultation with Buyer's counsel.

                  d. Seller Reports. Buyer acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of Seller's
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         environmental or other materials relating to the subject property made available to Buyer (collectively the "Reports") or other documents relating to the Property, and Buyer shall have no claim against Seller based upon the Reports or such other documents relating to the Property or Seller's failure to deliver any documents relating to the Property to Buyer. Buyer further acknowledges that Buyer has had full opportunity to perform such physical inspections, environmental and engineering investigations, and appraisals as Buyer deems appropriate.

                  e. Effect of Disclaimers. Buyer acknowledges and agrees that the Purchase Price has been negotiated to take into account that the Property is being sold subject to the provisions of this Section of this Agreement and that Seller would have charged a higher purchase price if the provisions in this Section were not agreed upon by Buyer.

         3. Closing. Buyer shall pay the Purchase Price to Seller (with due credit for the Earnest Money) at the closing which shall occur 30 days after Seller has delivered to Buyer a fully-executed counterpart of this Agreement and amounts owing by Buyer at the closing shall be paid in collected funds.

         4.   Prorations; Costs.

                  a. Seller shall pay all real estate taxes due and payable in years prior to the closing and those payable in the year of closing shall be prorated based on the number of days in the calendar year of closing prior to the closing and those days after the closing.

                  b. All levied, deferred, and pending assessments shall be paid by Seller.

                  c. Buyer will reduce its payment at closing to Seller by the cost of preparation of a title commitment respecting the Property (but not the cost of title insurance), as well as $3.40 for each $1,000 of the Purchase Price and Buyer will bear all other costs of deed taxes and recording fees for all documents necessary to vest title in the Property in Buyer. Buyer and Seller will each pay one-half of closing fees charged by a title company.

         5. Examination of Title. Seller shall promptly provide at its cost to Buyer a commitment for title insurance certified to the current date and the Property shall be conveyed by Seller to Buyer by limited warranty deed, subject to Section 17 hereof.

         6. Contingencies. Unless waived by Buyer in writing, Buyer's obligation to purchase the Property shall be subject to: (i) performance of Seller's obligations hereunder; (ii) the continued accuracy of Seller's representations and warranties set forth in Section 8 of this Agreement; and
(iii) Buyer's satisfaction, in Buyer's sole discretion as to the contingencies described in this Section 6.
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                  a.  Physical Condition. On or before date of Closing, Buyer shall have satisfied itself, at Buyer's sole discretion, with the physical condition of the Property; provided, however, that following 10 days after Seller has delivered to Buyer a fully-executed counterpart of this Agreement, Buyer shall not be entitled to a refund of any of the Earnest Money if Buyer is not satisfied with the physical condition of the Property.

                  b. Environmental Condition. On or before date of Closing, Buyer shall have satisfied itself, in Buyer's sole discretion, with the environmental condition of the Property; provided, however, that following 30 days after Seller has delivered to Buyer a fully-executed counterpart of this Agreement, Buyer shall not be entitled to a refund of any of the Earnest Money if Buyer is not satisfied with the environmental condition of the Property.

                  c. Title. Buyer receives from Seller marketable title to the Property without exception except as set forth on Attachment 2 (which sets forth the "Permitted Encumbrances") of this Agreement.

         7. Inspection. Buyer and Buyer's representatives, at Buyer's sole cost and expense, shall have the right to enter upon the Property for the purposes of viewing the Property and making such other physical inspection as Buyer shall deem appropriate. Buyer shall repair and restore any damage to the Property caused by or occurring during Buyer's testing and return the Property to substantially the same condition as existed prior to such entry. Buyer shall have the right to review any documents in Seller's possession related to the Property. If Buyer consummates acquisition of the Property, Buyer shall own all such documents described in the preceding sentence and Seller consents to any professional (being non-employees of Seller such as surveyors or architects) who provided services to Seller in connection with such documents being employed by Buyer (and in connection therewith, using any file materials in such professional's possession).

         8. Seller's Representations and Warranties. To induce Buyer to: (i) enter into this Agreement; (ii) purchase the Property; and (iii) consummate the transaction contemplated by this Agreement, Seller hereby warrants and represents to Buyer, as follows:

                  a. Governmental Matters. Seller has not received written notice of: (i) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Property, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property; (iii) any proposed change(s) in any road patterns or grades which would adversely and materially affect access to the roads providing a means of ingress or egress to or from the Property; or (iv) any uncured violation of any legal requirement, restriction, condition, covenant or agreement affecting the Property or the use, operation, maintenance, or management of the Property.

                  b. Title. Seller represents and warrants to Buyer that, to Seller's actual knowledge as of the date of this Agreement, without investigation of any kind or nature whatsoever, Seller will at the closing hereunder be the sole owner of the Property and
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         will transfer to Buyer at the closing good and marketable title to the
         Property subject only to the Permitted Encumbrances described in Attachment 2 and, specifically, but not by way of limitation: (i) there shall be no leases, tenancies, agreements or other contracts of any nature or type affecting or serving the Property as of the closing except service contracts which are readily terminable without penalty; and (ii) the Property is not subject to any other contracts for sale, options, rights of first refusal or similar contract rights or restrictions which limit Seller's right to sell the Property to Buyer. Notwithstanding the preceding sentence, it is acknowledged Seller is party to an agreement with another potential purchaser; in respect thereof, Seller represents that any of its obligations to such other potential purchaser will not limit Seller's right to consummate the transaction contemplated hereby, and convey marketable title (so long as the closing occurs before September 28, 2001); Seller shall indemnify, defend, and hold Buyer harmless from any cost, expense, or liability in connection with such other purchaser's agreements in respect of the Property.

         9.   Environmental Matters.

                  a. Representations by Seller. Seller represents and warrants to Buyer that, to Seller's actual knowledge as of the date of this Agreement without investigation of any kind or nature whatsoever: (i) there are no material Hazardous Substances located on the Property, except as disclosed in the environmental reports which Seller delivers to Buyer within five days after Seller signs the Agreement; and (ii) the Property has not been used by Seller in connection with the generation, disposal, storage, treatment or transportation of material Hazardous Substances except as disclosed in the environmental reports described above. Notwithstanding the preceding provisions of this
         Section 9(a), it is understood that certain of the Non-Purchased Excluded Assets may be Hazardous Substances but will be removed by Seller from the Property. It is also understood that there are certain supplies used in the normal operation of the Property (such as fuel oil, lubricants and gasoline) which may Hazardous Substances.

                  b. "Hazardous Substance" Definition. For purposes of this Agreement, the term "Hazardous Substance" includes, but is not limited to, substances defined as "hazardous substances", "toxic substances", or "Hazardous waste" in the Comprehensive Environmental Response Compensation Liability Act of 1980, a amended, 42 USC Section 9601, et seq., and substances defined as "hazardous waste", "hazardous substances", or "pollutants or contaminants" ion the Minnesota Environmental Response and Liability Act, Minn. Stat.Section 115B.02. The term "Hazardous Substance" shall also include polychlorinated biphenyls, petroleum, including crude oil or any fraction thereof, petroleum products, heating oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel.

         10. Default. Either Buyer or Seller shall be in default under this Agreement if either party fails to observe, perform or comply with any term, condition or obligation of this Agreement within the time period(s) described in this Agreement. In the event of default, the parties shall have the rights described as to such default in this Agreement, provided, however, that nothing herein shall deprive either party of any rights or remedies available to such party at law or in equity, including the right of enforcing the specific performance of this Agreement,
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provided action to enforce the specific performance of this Agreement shall be commenced within six months after such right of action shall arise.

         11. Termination of Agreement. In the event of termination of this Agreement for any reason described in this Agreement which entitles Buyer to a return of the Earnest Money (including those described in Section 6), Buyer specifically agrees that the Earnest Money shall not be returned to Buyer unless and until Buyer provides Seller with a recordable Quit Claim Deed to the Property executed by Buyer.

         12. Risk of Loss. Between the date of this Agreement and the closing, the risk of ownership and loss of the Property shall belong solely to Seller. If, prior to closing, all or any portion of the Property is condemned, taken by eminent domain, damaged by fire or by any other cause of any nature, Seller shall, to the extent Seller receives knowledge of the same, immediately give Buyer notice of such condemnation, taking or damage. After receipt of notice of such condemnation, taking or damage (from Seller or otherwise), Buyer shall have the option either: (i) to require Seller to convey the Property at closing to Buyer in its damaged condition, upon and subject to all of the other terms and conditions of this Agreement without reduction of the Purchase Price (in which case Buyer shall be entitled to the proceeds of any recovery relating to such damage or taking from parties other than Seller, including, without limitation insurance or eminent domain proceeds); or (ii) to terminate this Agreement by giving notice of such termination to Seller, whereupon this Agreement shall be terminated, the Earnest Money shall be returned to Buyer, provided, however, that the terms and conditions of Section 11 shall apply, and thereafter neither party shall have any further obligations or liabilities to the other. The right to terminate this Agreement shall be exercised within 10 business days of the date of notice of the event giving rise to such notice and if not exercised by Buyer within said time period such right shall be deemed to have been waived.

         13. Successors and Assigns. The terms, conditions and covenants hereof shall extend to, be binding upon and inure to the benefit of the successors and assigns of the parties to this Agreement.

         14. Survival of Covenants. All agreements, and all warranties, representations and indemnities specifically set forth in this Agreement shall survive the closing and shall bind the parties subsequent to the closing as fully as if new agreements were entered into at closing, any rule of law to the contrary notwithstanding.

         15. Leaseback. At the closing, Seller and Buyer shall enter into the Leaseback Agreement as set forth on Attachment 3.

         16.  {INTENTIONALLY OMITTED}

         17. Transfer to Owned Entity. At Buyer's request, Seller will, prior to the closing hereunder, transfer the Property (by way of a deed in the form described above) to a Minnesota limited liability company owned wholly by Seller, and at the closing hereunder, transfer to Buyer all ownership interests in such entity (which entity Seller represents and warrants will have no assets other than the Property and no liabilities).
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         18.  Removal of Non-purchased Excluded Assets. When Seller's occupancy of the Property terminates (being at the end of the term of Seller's leaseback), Seller will remove all Non-Purchased Excluded Assets from the Property.

         19. Clean Up. When Seller's occupancy of the Property terminates (being at the end of the term of Seller's leaseback), Seller will remove all chemicals or hazardous substances used in its business operations and clean any piping, vats, or ducts used in connection therewith. If appropriate in connection with such materials, Seller shall obtain a licensed contractor to perform such activities and certify the completion thereof.

         IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the day and year first above written.


SELLER:                                     BUYER:

SEAGATE TECHNOLOGY LLC                      DRB #10, LLC

By  /s/ Jeffrey B. Nelson                   By  /s/ David R. Busch
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    Its  Vice President                         Its  Authorized Officer
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